Registration No. 333-127388

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROCHDALE MINING CORP.
(Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ROCHDALE MINING CORP.	CORPORATION TRUST COMPANY OF NEVADA
Unit 321-255 Newport Drive	6100 Neil Road, Suite 500
Port Moody, British Columbia	Reno, Nevada 89544
Canada V3H 5H1	(775) 688-3061
(604) 639-7757
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ROCHDALE MINING CORP.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock. Assuming we raise the minimum amount in this offering, we will attempt to have the shares quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that the shares will ever be quoted on the Bulletin Board. To be quoted on the Bulletin Board, a market maker must apply to make a market in our common stock. As of the date of this prospectus we have not made any arrangement with any market makers to quote our shares.

We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. See Risk Factor 14 - Because we do not have any escrow or trust account. If at least 1,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at TD Canada Trust. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds. We have elected not to use a formal escrow account because of the costs involved. We have been unable to locate any entity that will act as an escrow agent for less than $5,000.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Our common stock will be sold on our behalf by David Rambaran, one of our officers and directors. Mr. Rambaran will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

Investing in our common stock involves risks. See "Risk Factors" starting at page 7.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.10	$0.030	0.070
Per Share - Maximum	$0.10	$0.015	0.085
Minimum	$100,000	$30,000	70,000
Maximum	$200,000	$30,000	170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. We do not own any properties. We have the right to explore one property that is currently held in the name of Paul Brock, one of our officers. Arlington #1 and Arlington #2 mineral claims were converted into one larger claim in 2005 covering a total of 942 hectares. We intend to explore for gold on the property.

Our administrative office is located at Unit 321-255 Newport Drive, Port Moody, British Columbia, Canada V3H 5H1 and our telephone number is (604) 639-7757 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is April 30. Our mailing address is Unit 321-255 Newport Drive, Port Moody, British Columbia, Canada V3H 5H1.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	$70,000, if the minimum is sold and $170,000, if the maximum is sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. Further, David Rambaran, one of our officers and directors will control the account on our behalf. Because Mr. Rambaran will control the account, he could, without the knowledge of other executive officers and investors, freely appropriate the funds for his own use and thereby deprive us thereof. If this should occur, you will lose your investment and we will not have funds to conduct our exploration program. See Risk Factors 14 and 15 - Because we do not have any escrow or trust account. During the 270 day period, no funds will be returned to you unless one of the following events occurs:

  An extension of the offering period beyond the disclosed time frame.
  A change in the offering price.
  A change in the minimum share threshold requirement.
  A change to allow sales to affiliates in order to meet the minimum share threshold.
  A change in the application of the proceeds.
  A change in the minimum amount of proceeds.

You will also receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. For us to have received the minimum $100,000 within 270 days, the funds you pay us must have been paid by your bank to our bank. For example, if you write us a check, the funds evidencing that check must have been paid by your bank to our bank before the end of the 270 days. If we receive your check before the end of the 270 days, but your bank does not pay the funds evidenced by that check to our bank until after the 270 days, we will not retain the funds and they will be returned to you. Funds will be held in a separate account at TD Canada Trust. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds. We have elected not to use a formal escrow account because of the costs involved. We have been unable to locate any entity that will act as an escrow agent for less than $5,000.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Paul Brock, our president. If Mr. Brock transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. We believe if Mr. Brock transfers title to a third party, we would have a cause of action against him for breach of fiduciary duty, but we do not believe we would have a cause of action against Mr. Brock for breach of contract. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Our management is inexperienced with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of April 30, 2006	As of April 30, 2005
Balance Sheet	Audited	Audited
Total Assets	$1,123	$10
Total Liabilities	$25,601	$23,808
Stockholders' Deficit	$(24,478)	$(23,798)

	For year ended	For the year ended
	April 30, 2006	April 30, 2005
	Audited	Audited
Income Statement
Revenue	$-0-	$-0-
Total Expenses	$12,690	$32,480
Net Loss	$(12,690)	$(32,480)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with ROCHDALE MINING CORP.:
  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease operations and you could lose your investment.

  Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  Our management lacks technical training and experience in mining operations and consequently our operations, earnings and ultimate financial success could be irreparably harmed.

  Our management lacks technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices many not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

  We were incorporated in April 2004 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $47,028. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. As a result, we may have to suspend or cease operations which will result in the loss of your investment.

  Our management is inexperienced with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

  Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

  Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property.

  Because we are small and do not any ore reserves or much capital, we may have to limit our exploration activity which may result in a loss of your investment.

  Because we are small and do not have ore reserves or much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because Messrs. Brock, Rambaran and Petrilli have other outside business activities and will each only be devoting 10% of their time or approximately four hours per week each to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Messrs. Brock, Rambaran and Petrilli, our officers and directors, have other outside business activities and will each only be devoting 10% of their time or four hours each per week to our operations, our operations may be sporadic and occur at times which are convenient to Messrs. Brock, Rambaran and Petrilli. As a result, exploration of the property may be periodically interrupted or suspended.

  Because title to the property is held in the name of another person, if it transfers the property to someone other than us, we will cease operations.

  Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Paul Brock, our president. If Mr. Brock transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. We believe if Mr. Brock transfers title to a third party, we would have a cause of action against him for breach of fiduciary duty, but we do not believe we would have a cause of action against Mr. Brock for breach of contract. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

  If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

  We have two officers and directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find others person to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

Risks associated with this offering:

  Because our officers and directors, will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

  Even if we sell all 2,000,000 shares of common stock in this offering, Messrs. Brock, Rambaran and Petrilli will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Messrs. Brock, Rambaran and Petrilli will be able to elect all of our directors and control our operations.

  Because our officers and directors are risking a small amount of capital and property as a loan, while you on the other hand are risking up to $200,000, as an equity investment, if we fail you will absorb most of the loss.

  Messrs. Brock, Rambaran and Petrilli will receive a substantial benefit from your investment. They supplied the property, paid expenses, advanced cash and made a loan all of which totaled $15,695. You on the other hand, will be providing all of the cash, through your equity investment, for our operations. If we cease operations, Messrs. Brock, Rambaran and Petrilli, as debtors, will be entitled to recover the amount of their loan before you will be entitled to recover any of your equity investment. As a result, if we cease operations for any reason, you will lose your investment while Messrs. Brock, Rambaran and Petrilli, if funds are available, will be entitled to the return of the amount they loaned to us.

  Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, you will lose your investment.

  Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, if the minimum conditions of this offering are not satisfied, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors.

  Because we do not have an escrow or trust account for your subscription and the account is controlled by one of our officers, David Rambaran, he has the power to freely misappropriate and withdraw the funds for his own use without the knowledge of executive officers and investors. If this occurs, you could loose your entire investment.

  Your funds will not be placed in an escrow or trust account. David Rambaran, one of our officers and directors will control the account on our behalf. Because Mr. Rambaran will control the account, he could, without the knowledge of other executive officers and investors, freely appropriate the funds for his own use and thereby deprive us thereof. If this should occur, you will loose your investment and we will not have funds to conduct our exploration program.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000

Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

The net proceeds will be used as follows:

Consulting services	$5,000	$10,000	$15,000
Core drilling	$50,000	$95,000	$135,000
Analyzing samples	$10,000	$10,000	$10,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$1,500	$1,500	$1,500
Office equipment	$1,000	$1,000	$1,000
SEC filings	$2,150	$2,150	$2,150
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. Core drilling will cost $20.00 per foot. We drill as many holes as proceeds from the offering allow. We estimate it will cost up to $10,000 to analyze the core samples.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of April 30, 2006, the net tangible book value of our shares of common stock was a deficit of $24,478 or approximately $0.005 per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $175,522 or approximately $0.025 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.025 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $125,522, or approximately $0.019 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.014 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.019 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 77% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $75,522, or approximately $0.012 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.007 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.012 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.67% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50, or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.10
Net tangible book value per share before offering	$(24,478)
Potential gain to existing shareholders	$0.02
Net tangible book value per share after offering	$175,522
Increase to present stockholders in net tangible book value per share after offering	$0.025
Capital contributions	$50
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	71.43%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.0075
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.081
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.08%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.088
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at TD Canada Trust, Coquitlam Town Centre, 1140 Johnson St., Coquitlam, BC V3B 7G5. Its telephone number is (604) 927-5700. The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. The account will be administered by David Rambaran, one of our officers and directors. Any funds received by us thereafter will immediately be used by us. If we have not sold the minimum amount of 1,000,000 shares and raised the $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. Further, David Rambaran, one of our officers and directors will control the account on our behalf. Because Mr. Rambaran will control the account, he could, without the knowledge of other executive officers and investors, freely appropriate the funds for his own use and thereby deprive us thereof. If this should occur, you will loose your investment and we will not have funds to conduct our exploration program. We have elected not to use a formal escrow account because of the costs involved. We have been unable to locate any entity that will act as an escrow agent for less than $5,000. During the 270 day period, no funds will be returned to you unless one of the following events occurs:

  An extension of the offering period beyond the disclosed time frame.
  A change in the offering price.
  A change in the minimum share threshold requirement.
  A change to allow sales to affiliates in order to meet the minimum share threshold.
  A change in the application of the proceeds.
  A change in the minimum amount of proceeds.

You will also receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. For us to have received the minium $100,000 within 270 days, the funds you pay us must have been paid by your bank to our bank. For example, if you write us a check, the funds evidencing that check must have been paid by your bank to our bank before the end of the 270 days. If we receive your check before the end of the 270 days, but your bank does not pay the funds evidenced by that check to our bank until after the 270 days, we will not retain the funds and they will be returned to you. Our officers and directors will make the determination regarding whether the minimum offering conditions are satisfied. There are no finders involved in our distribution.

We will sell the shares in this offering through David Rambaran, one of our officers and directors. He will receive no commission from the sale of any shares. He will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.   The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.   The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Rambaran is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Rambaran will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the Province of British Columbia, Canada.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days, or unless the offering is completed or otherwise terminated by us.

Events that would terminate the offering

The following material events would cause us to terminate the offering and would cause us to return the subscription price to you:

  An extension of the offering period beyond the disclosed time frame.
  A change in the offering price.
  A change in the minimum share threshold requirement.
  A change to allow sales to affiliates in order to meet the minimum share threshold.
  A change in the application of the proceeds.
  A change in the minimum amount of proceeds.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement
  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "ROCHDALE MINING CORP."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at TD Canada Trust, until we have received $100,000. Upon receipt of $100,000, we will withdraw and use the funds. If we do not receive the $100,000 within 270 days of the effective date of this offering, all subscriptions received by it will be promptly returned to each investor without interest or deduction therefrom.

BUSINESS

General

We were incorporated in the State of Nevada on April 20, 2004. We will be engaged in the acquisition and exploration of mining properties. We maintain our statutory registered agent's office at 6100 Neil Road, Suite 400, Reno, Nevada 89544 and our business office is located at Unit 321-255 Newport Drive, Port Moody, British Columbia, Canada. Our telephone number is (604) 639-7757. We rent this space for $250 per month.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Background

In March 2004, our president, Paul Brock, acquired one mineral property containing two mining claims in British Columbia, Canada by purchasing for $1,850 the same through Gerard Gallissant is a non-affiliated third party. Gerard Gallissant is an independent staking agent. His office is located Penticton, British Columbia, Canada. Mr. Gallissant has been staking claims since 1986. His British Columbia license number is 109141.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. Mr. Brock paid Mr. Gallissant $1,850 for the staked claims. The claim is recorded in the name of Paul Brock to avoid paying additional fees. Mr. Brock has not provided us with a signed or executed bill of sale in our favor. Mr. Brock will issue a Bill of Sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mining claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Brock will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Brock transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. We believe if Mr. Brock, as President transfers title to a third party, Mr. Brock would be liable to us for monetary damages for breach of fiduciary duty, but we do not believe we would have a cause of action against Mr. Brock. Mr. Brock has agreed verbally with us not to cause the title to pass to another entity.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company's property is one such acquisition. Accordingly, fee simple title to the Company's property resides with the Crown.

The Company's claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

		Date of	Date of
Claim No.	Document Description	Recording	Expiration

516049	Arlington Claim	March 31, 2004	March 31, 2007

Arlington #1 and Arlington #2 mineral claims were converted into one larger claim in 2005 covering a total of 942 hectares.

In order to maintain this claim Mr. Brock must pay a fee of CDN$100 per year per claim. Mr. Brock can renew the claim indefinitely, subject to the Crown's right of eminent domain; the amount of the renewal will not increase for the year ending 2005. We have no earthly idea if the fee to renew the claim will increase after 2005. There is no grace period if there is a default on the work or Mr. Brock misses renewing the claim. Mr. Brock will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim, provided mineralized material is found. In the event that our exploration program does not find mineralized material, Mr. Brock will allow the claim expire and we will cease operations.

The property was selected because Lloyd Brewer advised us that gold has been discovered on other property nearby. Other than Mr. Brewer's statement that gold had been discovered on other nearby properties and introducing us to Mr. Gallissant, Mr. Brewer has no relationship with us. There is a lot of historic government information on the area as the Highland Bell Mine (Teck Corp) produced nearly 50,000,000 ounces of silver during its 80 years. No technical information was used to select the property.

Location and Access

The property is located 180 miles east of Vancouver, near Beaverdell at the southern end of the Arlington Lakes (Maps 1 and 2). The property is in the Greenwood Mining Division. Beaverdell lies 10 miles to the south, Kelowna is located 25 miles to the northwest and Rock Creek and the junction of Highways 3 and 33 is 35 miles to the south.

The claims are accessed from the north, from Highway 33, by the Arlington Lakes Forest Service Road, or from the south by the Hall Creek Road. The rail bed from the Kettle Valley Railway traverses the western half of the claims from north to south. A network of secondary gravel roads and trails provide good access to most other parts of the property.

MAP 1

YUKON
N.W.T.
ALASKA
U.S.A.
BRITISH
COLUMBIA
ALBERTA
Pacific Ocean
PROPERTY LOCATION
Stewart
Ft. St. John
Dawson Creek
Prince Rupert
Smithers
Prince George
Bella Coola
Williams Lake
Kamloops
Kelowna
Vancouver
Victoria
Cranbrook
Trail
U.S.A.
N
0
200km
400km
Scale 1" = 100 miles

ROCHDALE MINING CORP.

PROJECT: *ARLINGTON LAKES PROJECT*

LOCATION MAP

Arlington Lakes / Beaverdell Area
Greenwood M.D., BC - NTS 082E11

DATE: Apr. 04
REF. NO.: Arlk 1 04

GeoGrafix

MAP 2

Physiography

The property is located within the Monashee Mountains of the Southern Interior Physiographic Region. It straddles the valley that contains the Arlington Lakes chain and Hall Creek which drains the lakes to the south. Elevations within the claims range from 3,100 feet to 4,400 feet. The lower elevation of 3,100 feet is located at the southern end of the property within the Hall Creek valley floor. The highest elevation is within the east central area of the claims at the peak of Arlington Mountain.

Slopes within the claim area are moderate to steep throughout the property. Vegetation consists mainly of fir; larch and pine, much of it mature second growth. Some of the area has been recently logged or burned over. There is relatively little underbrush, and there are sections of open grassy lands. Soil cover is extensive, with the soil cover being 4-5 feet thick in the Hall Creek valley bottom and generally less than 12 inches deep at higher elevations. Rock outcrop exposures make up about 20% of the surface.

The local climate features warm summers and cool winters. The Arlington Lakes area is fairly dry in the summers, although not as dry as the Okanagan valley to the west. Average yearly precipitation is 20 inches. A snow pack of 3-5 feet begins to accumulate in November and lingers in places into May. The recommended field season for initial phases of exploration is from early May to late November. Drilling and underground development can be carried out on a year-round basis with the aid of a bulldozer to keep access roads snow-free. We cannot determine if we will begin exploration prior to the onset of winter. Initiation of exploration is subject to raising the minimum amount at the offering.

Ample water is available from Arlington Lakes and Hall Creek to support all phases of exploration and development.

Property Geology

The property is underlain by a northwest trending body of gneissic diorite and quartz diorite that is at the northern edge of the West Kettle Batholith. The gneissic banding is variable in scale, generally north-northeast trending and vertical. It is locally chloritized and silicified. Alteration in the gneiss is common near the contact with the mafic schist unit. The gneisses are intruded in the northeast corner of the property by porphyritic granite of the Okanogan Batholith. The western edge of the property is overlain by andesite-basalt volcanic flows of the Eocene Marron Group. In the southwest corner of the property, and wedged between Okanogan Batholith and West Kettle Batholith just south of southern-most of the Arlington Lake, are altered metavolcanics (greenstones) of the Anarchist Group. The mafic schist unit occurs south of lower Arlington Lake and along Hall Creek in a roughly north trending belt. It seems to occur at or near the contact of the Anarchist Group and granodioritic gneiss. The mafic schist unit is generally fine-grained chlorite - biotite - hornblende and dense with coarser grained hornblende - rich zones. It crosscuts the Anarchist greenstones, and apparently, the granodioritic gneiss, and is thus considered to be an altered mafic dyke or sill. The mafic schist and the gneiss are both often cut by veins of quartz, feldspar and epidote.

The British Columbia Geological Survey/Department of Mines mineral inventory file "MINFILE" characterizes most of the showings as of a vein character and classifies them as porphyry deposits. The descriptions of mineralization refer to disseminated sulphide mineralization within quartz and feldspar stringers and veins in both the Nelson Plutonics and the Anarchist sedimentary group rocks. Shear hosted veins in altered host rocks similar to the Beaverdell Camp style of mineralization also occur within the property boundaries. Sulphides as disseminated within the sediments as well as within massive lense shaped pods within the sediments also carry metal values. A number of the mineral showings are spatially related to a highly silicified, epidotized chlorite schist (most likely an altered greenstone dyke) which can be followed for about 2,000 feet. Magnetite is also present within many of the showings.

Mineralization

Isolated findings of minerals have been found, but none anywhere near economic concentrations.

History of Previous Work

There is evidence of previous exploration activity on the property.

In 1970 Durocop Mines Ltd. carried out limited prospecting on the west slope of Arlington Mountain. In 1971 Hudson Bay Oil and Gas Ltd. carried out a magnetometer survey of the area. In 1973 reconnaissance soil geochemical and geological mapping was carried out. There is mention that an exploration program consisting of prospecting was carried out in 1987 by a small mining company.

From 1995 to 1998, assessment work consisting of prospecting, soil geochemical surveys and magnetic surveys was carried out.

There is no evidence that mineralized material was discovered on the property.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within 9 months of beginning exploration.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Gerard Gallissant. The cost of staking the claims was included in the $1,850, Mr. Brock paid to Mr. Gallissant. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract samples of earth. Messrs. Brock, Rambaran and Petrilli will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to ALS Chemex, analytical chemists, geochemists and registered assayers located in North Vancouver, British Columbia.

We estimate the cost of core sampling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,250 linear feet or 8 holes. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 23 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 20 holes to a depth of 300 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin drilling ninety days after this offering is closed, weather permitting. To date, we have not paid any fees for an exploration consultant.

The breakdown of estimated times and dollars was made by Mr. Rambaran.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves. In order to develop the reserves, we will have to raise additional capital through a second public offering, a private placement, or loans.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company generate revenue. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation within 90 days of the completion of this offering, weather permitting.

If we do not find mineralized material on the property, Mr. Brock will allow the claim to expire and we will cease operations.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

  Health and Safety
  Archaeological Sites
  Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. In any event, we have not allocated any funds for the reclamation of the property.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than our officers and directors. Our officers and directors are part-time employees and will devote about 10% of their time to our operation. Accordingly we have three total employees, no full-time employees and three part-time employees. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Messrs. Brock, Rambaran and Petrilli will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum amount in this offering of $100,000 in order to remove uncertainties surrounding our ability to continue as a going concern.

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $100,000. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of money from this offering, it will last a year. If we raise less than the maximum amount, we do not believe the money will last a year. If we raise less than the maximum amount and we need more money we will have to revert obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

1.   0-30 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

2.   30-120 after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Time to conduct the core drilling - 90 days.

3.   120-150 days after completion of the offering. Have an independent third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $10,000 to analyze the core samples and will take 30 days.

All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on April 20, 2004

We acquired one property containing two claims through Mr. Brock. We have staked the property and will begin our exploration plan upon completion of this offering.

Since inception, we have used loans from our officers and directors, to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by them from inception on April 20, 2004 to April 30, 2006 was $15,694. The loans are not evidenced by any written instrument and are to be repaid only in the event that mineralized material is found on the property. The loans will not be repaid from the proceeds from this offering. The loans are without interest and will only be repaid from subsequent funds received from operations.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933 in April 2004. This was accounted for as a purchase of shares of common stock.

As of April 30, 2006, our total assets were $1,123 and our total liabilities were $25,601.

MANAGEMENT

Officers and Directors

Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor are duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Paul Brock	41	president, principal executive officer,
2820 Nash Drive		treasurer, principal accounting officer, and
Coquitlam, British Columbia		principal financial officer and a member of the
Canada		board of directors

David Rambaran	43	secretary and a member of the board of directors
1720 Hampton Drive
Coquitlam, British Columbia
Canada

Paul Petrilli	31	member of the board of directors
5579 Jules Auclair
Montreal, Quebec
Canada

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Paul D. Brock, Director, President and Chief Executive Officer

Since April 20, 2004, Paul Brock has been our President, principal executive officer, treasurer, principal accounting officer, principal financial officer and a member of the board of directors. Mr. Brock will devote 10% of his time or four hours per week to our operation. Mr. Brock intends to continue his association with us after this offering is completed. Additionally, Mr. Brock is the President and Chairman of VendTek Systems Inc., a publicly traded company on the TSX-Venture Exchange Inc. which develops and licenses software and related technologies for the electronic distribution of prepaid services, as well as the President of its subsidiaries VendTek Industries (Canada), VendTek Technologies (China) and VendTek Asia Pacific (Singapore). Mr. Brock has served as President of VendTek Systems Inc. from December 1988 to the present and devotes 30% of his time to his duties. Mr. Brock has been President of VendTek Systems Technologies (Beijing) Co. Ltd. from August 2003 to the present and devotes 30% of his time to his duties. Further, Mr. Brock has been a director of Now Prepay Corp. from 2001 to the present and devotes 5% of his time to Now Prepay Corp. Since October 5, 2004 Mr. Brock has been the president and a member of the board of directors of Fortune Partners Inc., a mineral exploration corporation. Fortune Partners filed a SB-2 Registration Statement with the Securities and Exchange Commission and became effective April 22, 2005. Mr. Brock has also been the President of Bent International Inc. from 1999 to the present and spends 10% of his time in that capacity. Bent International Inc. is a private company engaged in International Business and Trade consulting, and provides a range of business services including consulting, international trade and business introductions. In summary, Mr. Brock has more than 10 years of international business, trade, sales and marketing experience and has spent a significant portion of the past three years in China where he has developed relationships and expertise in Chinese business culture. Mr. Brock has experience in public company management and reporting, investor relations and financing, including equity, special unit and convertible debenture financings. Mr. Brock is a graduate of the British Columbia Institute of Technology's Robotics and Automation Technology Program, a graduate of Simon Fraser University's Executive Management Development Program and a member in good standing of the professional association of the Applied Science Technologists of British Columbia since 1998.

David Rambaran, Secretary and Director

Since April 20, 2004, David Rambaran has been our secretary and a member of the board of directors. Mr. Rambaran will devote 10% of his time or four hours per week to our operation. Mr. Rambaran intends to continue his association with us after this offering is completed. Additionally Mr Rambaran is VP of Business Development of Now Prepay Corporation a subsidiary of VendTek Systems Inc. Now Prepay Corporation commercialize VendTek's e-Fresh Distribution Technology within North America. Mr. Rambaran has been VP of Business Development since 2001 and has been involved in the development of the sales and marketing of integrated bank/debit terminals with the electronic distribution of prepaid services and the introduction of new products. From 2000 to 2002 was VP of Sales and Marketing for a company called ROK Communications Inc a UK based private company developing electronic prepaid distribution into an ABM and POS terminals and started working of expansion into North America. From 1991 to 1997 Mr. Rambaran was the President & CEO of a public company called Canadian Northern Lites Inc which was a Gem mining exploration company in British Columbia. From 1990 until 2003 he was the founder and President of Jewelry Warehouse, European Goldsmith and a diamond wholesale company called Grey and Sons based out of Belgium. After finishing University in 1984 Mr. Rambaran worked for the Kuwait Embassy (Military Division) in London, England.

Paul Petrilli, Director

Since April 20, 2004, Paul Petrilli has been a member of the board of directors. From May 2002 to present, Mr. Petrilli has been the president, secretary, treasurer and founder of Instacash Systems Inc. and Instapayment Solutions. Instacash Systems Inc. and Instapayment Solutions are Quebec corporations, whose business is developing software to mange transactions for ATM and POS terminals. From August 1997 to present, Mr. Petrilli has been the secretary and treasurer and founder of MPM Auto Recycling. MPM Auto Recycling is a Canadian Incorporation. From August 1997 to present, Mr. Petrilli has been the president and founder of GP Automobile, a Quebec corporation. GP Automobile is in the business of Selling auto parts. From April 2000 to present, Mr. Petrilli has been the president and founder of MBS Payment&Vending, a Quebec corporation. MBS Payment &Vending is in the business of developing software for vending machines. Mr. Petrilli earned an engineering degree in Mechanical Engineering Technology from the Dawson College of Montreal, Quebec in 1993. Mr. Petrilli is a licensed to build, to construct and to contract industrial/commercial and multi-residential buildings with the Régie du bâtiment du Québec. Mr. Petrilli will devote 5% of his time to our operation.

Conflicts of Interest

At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is Messrs. Brock, Rambaran and Petrilli's devotion of time to projects that do not involve us. In the event that Messrs. Brock, Rambaran and Petrilli cease devoting time to our operations, they have agreed to resign as officers and directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on April 20, 2004 through April 30, 2006, for our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
						Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Paul Brock	2006	0	0	0	0	0	0	0
President	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

David Rambaran	2006	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Paul Petrilli	2006	0	0	0	0	0	0	0
Director	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

We have not paid any salaries in 2006, and we do not anticipate paying any salaries at any time in 2007. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold
David Rambaran	2,000,000	2,000,000	28.57%
Unit 321-255 Newport Drive
Port Moody, British Columbia
Canada

Paul Brock	2,000,000	2,000,000	28.57%
Unit 321-255 Newport Drive
Port Moody, British Columbia
Canada

Paul Petrilli	1,000,000	1,000,000	14.29%
Unit 321-255 Newport Drive
Port Moody, British Columbia
Canada

All Officers and Directors	5,000,000	5,000,000	71.43%
as a Group (3 persons)

[1]   The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct and indirect stock holdings. Messrs. Brock, Rambaran and Petrilli are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 5,000,000 shares of common stock were issued to David Rambaran, Paul Brock and Paul Petrilli, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition commencing on April 20, 2005. If the minimum number of shares are sold, Messrs. Brock, Rambaran and Petrilli could each sell up to 60,000 shares quarterly. If the maximum number of shares are sold, Messrs. Brock, Rambaran and Petrilli could each sell up to 75,000 shares quarterly.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

Our current shareholders will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

Because our officers and directors will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 71.43% of our outstanding shares if the maximum number of shares is sold.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In April 2004, we issued a total of 2,000,000 shares of restricted common stock to David Rambaran, in consideration of $20, and 2,000,000 shares of restricted common stock to Paul Brock, in consideration of $20. This was accounted for as a purchase of common stock.

In November 2004, we issued 1,000,000 shares of restricted common stock to Paul Petrilli in consideration of $10. This was accounted for as a purchase of common stock.

In September 2004, one of our directors loaned us $6,500 to pay for legal and organizational fees. This amount is non-interest bearing, unsecured and has no terms of repayment.

In April 2004, one of our directors loaned us $1,858 to pay for the acquisition of our mineral properties and $750 to pay for accounting fees. Title to the property is held in the name of our secretary, Paul Brock. This amount is non-interest bearing, unsecured and has no terms of repayment.

In January 2006, two of our directors loaned us $4,700 to pay for accounting fees. This amount is non-interest bearing, unsecured and has no terms of repayment.

In February 2006, one of our directors loaned us $1,500 to pay for accounting fees. This amount is non-interest bearing, unsecured and has no terms of repayment.

Mr. Rambaran provides management services and office premises to us. The services are valued at $250 per month and office premises are valued at $250 per month. Since inception, Mr. Rambaran has donated services of $6,000 and donated rent of $6,000.

Mr. Brock provides management services to us valued at $250 per month. Since inception, Mr. Brock has donated services of $6,000.

Mr. Petrilli provides management services to us valued at $250 per month. Since inception, Mr. Petrilli has donated services of $4,500.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the periods ended from inception to April 30, 2004 and April 30, 2006, included in this prospectus have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, 1140 West Pender Street, Suite 1500, Vancouver, British Columbia, Canada V6E 4G1, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is April 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by our registered public accounting firm.

Audited financial statements for the years ended April 30, 2006 and April 30, 2005, follow:

Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Rochdale Mining Corporation

We have audited the accompanying balance sheets of Rochdale Mining Corporation (an exploration stage company) as of April 30, 2006 and 2005 and the results of its operations and its cash flows and the changes in stockholders' deficit for the years then ended and the period from April 20, 2004 (inception) through April 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Rochdale Mining Corporation as of April 30, 2006 and 2005 and the results of its operations and its cash flows and the changes in stockholders' deficit for the years then ended and the period from April 20, 2004 (inception) through April 30, 2006 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has reported losses since inception from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DALE MATHESON CARR-HILTON LABONTE
CHARTERED ACCOUNTANTS
Vancouver, Canada
June 19, 2006

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Balance Sheets

	April 30,	April 30,
	2006	2005
	$	$

ASSETS
Cash	57	10
Prepaid expenses	1,066	-

Total Assets	1,123	10

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable and accrued liabilities	9,907	14,700
Due to related parties (Note 4)	15,694	9,108

Total Current Liabilities	25,601	23,808

Stockholders' Deficit

Common stock (Note 5) 100,000,000 shares authorized, $0.00001 par value
5,000,000 shares issued and outstanding (April 30, 2005 - 5,000,000 shares)	50	50

Common stock subscriptions	-	(10)

Donated capital	22,500	10,500

Deficit accumulated during the exploration stage	(47,028)	(34,338)

Total Stockholders' Deficit	(24,478)	(23,798)

Total Liabilities and Stockholders' Deficit	1,123	10

The accompanying notes are an integral part of these financial statements.

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Statements of Operations

			Results of Operations
	For the Year	For the Year	From April 20, 2004
	Ended April 30,	Ended April 30,	(Date of Inception)
	2006	2005	to April 30, 2006
	$	$	$

Revenue	-	-	-

Expenses
Donated services (Note 4)	9,000	7,500	16,500
Mineral property costs (Note 3)	94	-	1,952
Office and general (Note 4)	3,240	3,030	6,270
Professional fees and organizational costs	356	21,950	22,306

Total Expenses	12,690	32,480	47,028

Net Loss	(12,690)	(32,480)	(47,028)

Net Loss Per Share - Basic and Diluted	(0.00)	(0.00)

Weighted Average Common Shares Outstanding
Basic and Diluted	5,000,000	4,678,000

The accompanying notes are an integral part of these financial statements.

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Statements of Cash Flows

			Results of Operations
	For the Year	For the Year	From April 20, 2004
	Ended April 30,	Ended April 30,	(Date of Inception)
	2006	2005	to April 30, 2006
	$	$	$

Cash Flows Used In Operating Activities

Net loss	(12,690)	(32,480)	(47,028)

Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Donated rent	3,000	3,000	6,000
Donated services	9,000	7,500	16,500

Changes in operating assets and liabilities:
Increase in prepaid expenses	(1,066)		(1,066)
Increase (decrease) in accounts payable and accrued
liabilities	(4,793)	14,700	9,907
Increase in due to related parties	6,586	7,250	15,694

Net Cash Provided by (Used in) Operating Activities	37	(30)	7

Cash Flows From Financing Activities
Share subscriptions received	10	40	50

Net Cash Provided by Financing Activities	10	40	50

Net Increase in Cash	47	10	57

Cash - Beginning of Period	10	-	-

Cash - End of Period	57	10	57

Supplemental Disclosures

Interest paid	-	-	-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements.

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Statement of Stockholders' Deficit
From April 20, 2004 (Date of Inception) to April 30, 2006

				Deficit
				Accumulated
			Common	During the
	Common Stock		Stock	Exploration	Donated
	Shares	Amount	Subscriptions	Stage	Capital	Total
		$	$	$	$	$

Balance - April 20, 2004 (Date of
Inception)	-	-	-	-	-	-

Issuance of common shares for cash
at $0.00001 per share	4,000,000	40	(40)	-	-	-

Net loss	-	-	-	(1,858)	-	(1,858)

Balance - April 30, 2004	4,000,000	40	(40)	(1,858)	-	(1,858)

Issuance of common shares for cash
at $0.00001 per share	1,000,000	10	(10)	-	-	-

Share subscriptions received	-	-	40	-		40

Donated rent and services	-	-	-	-	10,500	10,500

Net loss	-	-	-	(32,480)	-	(32,480)

Balance - April 30, 2005	5,000,000	50	(10)	(34,338)	10,500	(23,798)

Share subscriptions received	-	-	10	-		10

Donated rent and services	-	-	-	-	12,000	12,000

Net loss	-	-	-	(12,690)	-	(12,690)

Balance - April 30, 2006	5,000,000	50	-	(47,028)	22,500	(24,478)

The accompanying notes are an integral part of these financial statements.

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006

1.	Nature of Business

Rochdale Mining Corporation (the "Company") was incorporated in the State of Nevada on April 20, 2004. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No. 7. The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its mineral property contains mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company's interests in the underlying properties, and the attainment of profitable operations. As at April 30, 2006, the Company has accumulated losses of $47,028 since inception and a working capital deficit of $24,478. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The intended plan of financing for the next twelve months will be an offering of up to a total of 2,000,000 shares of common stock on a self-underwritten basis; 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price will be at $0.10 per share. The directors will continue to fund day to day working capital by way of loans until the offering has been completed.

The Company is planning to file a Form SB-2 Registration Statement with the United States Securities and Exchange Commission to register 2,000,000 shares of common stock for resale by existing stockholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders. Costs incurred related to the registration of common stock held by existing shareholders of the Company are expensed as incurred.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation and Fiscal Year

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is April 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Loss Per Share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

	d)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at April 30, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006

2.	Summary of Significant Accounting Policies (continued)

	e)	Mineral Property Costs

The Company has been in the exploration stage since its formation on April 20, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral resources. Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. To date the Company has not established any proven or probable reserves on its mineral properties. The Company has adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The adoption of this standard has had no effect on the Company's financial position or results of operations. As at April 30, 2006, any potential costs relating to the retirement of the Company's mineral property interest are not yet determinable.

	f)	Financial Instruments

Financial instruments, which include cash, accounts payable and accrued liabilities and amounts due to related parties, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	g)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes," as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	h)	Foreign Currency Translation

These financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

	i)	Stock-Based Compensation
The Company has not adopted a stock option plan. Accordingly, no options have been granted to date and no stock-based compensation been recorded.

	j)	Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3". Under the provisions of SFAS No. 154, a voluntary change in accounting principle requires retrospective application to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. A change in depreciation, amortization, or depletion method for long-lived, non-financial assets must be accounted for as a change in accounting estimate affected by a change in accounting principle. The guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate was not changed. The Company will implement this new standard beginning May 1, 2006. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006

2.	Summary of Significant Accounting Policies (continued)

	j)	Recent Accounting Pronouncements (continued)

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a significant effect on the Company's future reported financial position or results of operations.

3.	Mineral Properties

The Company acquired a 100% interest in the Arlington #1 and Arlington #2 mineral claims located in the Greenwood Mining Division, British Columbia, Canada for $1,858 (CDN$2,500). During 2005 these claims were converted into one larger claim covering a total of 942 hectares. Title to the property is held in the name of the President of the Company.

4.	Related Party Transactions

a)

During the year ended April 30, 2006, directors of the Company advanced $6,586 (2005 - $7,250) for cash loans or expenses paid on behalf of the Company. During the year ended April 30, 2005, a director of the Company paid $1,858 (CDN$2,500) for the acquisition of the mineral property on behalf of the Company. Title to the property is held in the name of the President of the Company. At April 30, 2006, $15,694 (2005 - $9,108) is owing to these directors. These amounts are non-interest bearing, unsecured and have no terms of repayment.

b)

The Corporate Secretary of the Company provides management services and office premises to the Company. The services are valued at $250 per month and office premises are valued at $250 per month. During the year ended April 30, 2006, donated services of $3,000 (2005 - $3,000) and donated rent of $3,000 (2005 - $3,000) were recorded.

	c)	The President of the Company provides management services to the Company valued at $250 per month. During the year ended April 30, 2006, donated management services of $3,000 were recorded.

d)

A director of the Company provides management services to the Company valued at $250 per month. During the year ended April 30, 2006, donated management services of $3,000 (2005 - $1,500) were recorded.

All related party transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Index

Rochdale Mining Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006

5.	Common Shares

	a)	On April 20, 2004, the Company issued 4,000,000 shares of common stock at a price of $0.00001 per share for proceeds of $40, pursuant to subscription agreements with two directors of the Company.

	b)	On November 3, 2004, the Company issued 1,000,000 shares of common stock at a price of $0.00001 per share for proceeds of $10, pursuant to a subscription agreement with a director of the Company.

6.	Income Taxes

There were no temporary differences between the Company's tax and financial bases that result in deferred tax assets or liabilities, except for the Company's net operating loss carry-forwards amounting to approximately $47,000 at April 30, 2006, (2005 - $34,000) which may be available to reduce future year's taxable income. These carry-forwards will expire, if not utilized, commencing in 2024. Management believes that the realization of the benefits from this deferred tax assets appears uncertain due to the Company's limited operating history and continuing losses. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

Until _____________ 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

  Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	200
Accounting Fees and Expenses	11,500
Legal Fees and Expenses	17,500
Blue Sky Fees/Expenses	500
Transfer Agent Fees	200
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Paul Brock	04/20/2004	2,000,000	$20 in cash
Unit 321-255 Newport Drive
Port Moody, BC
Canada V3H 5H1

David Rambaran	04/20/2004	2,000,000	$20 in cash
1720 Hampton Drive
Coquitlam, BC
Canada V3E 3C9

Paul Petrilli	11/03/2004	1,000,000	$10 in cash
Unit 321-255 Newport Drive
Port Moody, BC
Canada V3H 5H1

We issued the foregoing restricted shares of common stock to Paul Brock, our president and principal executive officer, David Rambaran, our secretary, pursuant to section 4(2) of the Securities Act of 1933, Paul Petrilli, a member of the board of directors, pursuant to section 4(2) of the Securities Act of 1933. Messrs. Brock, Rambaran and Petrilli are sophisticated investors and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Arlington Claim.
23.1	Consent of Dale Matheson Carr-Hilton LaBonte, Chartered Accountants.
23.2*	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

*   Previously filed.

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    To include any additional or changed material information on the plan of distribution.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For determining any liability under the Securities Act of 1933:

    we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused to the amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 12th day of July, 2006.

ROCHDALE MINING CORP.

BY:	PAUL BROCK
Paul Brock, President, Principal Executive Officer, Treasurer, Principal Accounting Officer, Principal Financial Officer and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Paul Brock, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

PAUL BROCK	President, Principal Executive Officer, Treasurer	July 12, 2006
Paul Brock	Principal Accounting Officer, Principal Financial
Officer and a member of the Board of Directors

DAVID RAMBARAN	Secretary and member of the Board of Directors	July 12, 2006
David Rambaran

PAUL PETRILLI	Member of the Board of Directors	July 12, 2006
Paul Petrilli